                     PAPER WAREHOUSE, INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
         For the Nine Months Ended October 27, 2000 and October 29, 1999
                  and For the Five Years Ended January 28, 2000

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

($'s in thousands)                                             NINE MONTHS ENDED             FISCAL YEAR ENDED
                                                               ------------------------  --------------------------
                                                               OCTOBER 27,  OCTOBER 29,  JANUARY 28,    JANUARY 29,
RATIO OF EARNINGS TO FIXED CHARGES:                               2000         1999        2000           1999
                                                               ---------  -------------  -----------  -------------
Earnings:

     Consolidated net (loss) earnings                          $  (104)      $(1,534)      $(4,448)      $  (521)
     Extraordinary charge, net                                     -            -             -             -
     Cumulative effect of accounting change, net                   -            108           108           -
     Income taxes (1)                                              (53)        (954)       (2,970)         (323)
                                                               -------      -------       -------        -------
        Total (loss) earnings before extraordinary charge
           and cumulative effect of accounting change             (157)       (2,380)       (7,310)         (844)

Fixed Charges:
     Interest expense                                            1,289          799         1,182           279
     Interest portion of rental expense                          2,548        2,411         3,281         2,378
                                                               -------      -------       -------       -------
        Total fixed charges                                      3,837        3,210         4,463         2,657

Earnings available for fixed charges                           $ 3,680      $   830       $(2,847)      $ 1,813
                                                               =======      =======       =======       =======

Ratio of earnings before extraordinary charge and cumulative
     effect of accounting change to fixed charges (2)            ---          ---           ---           ---
                                                               =======      =======       =======       =======
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

($'s in thousands)                                                       FISCAL YEAR ENDED
                                                               --------------------------------------
                                                               JANUARY 30,  JANUARY 31,   FEBRUARY 2,   JANUARY 27,
RATIO OF EARNINGS TO FIXED CHARGES:                               1998        1997          1996          1995
                                                               --------  ----------   ------------   --------------
Earnings:

     Consolidated net (loss) earnings                          $  (207)    $   808        $   797       $   794
     Extraordinary charge, net                                     110         -              -             -
     Cumulative effect of accounting change, net                   -           -              -             -
     Income taxes (1)                                               22         500            494           492
                                                               -------     -------        -------       -------
        Total (loss) earnings before extraordinary charge
           and cumulative effect of accounting change              (75)      1,308          1,291         1,286

Fixed Charges:
     Interest expense                                              860         834            547           227
     Interest portion of rental expense                          1,779       1,436          1,046           673
        Total fixed charges                                    -------     -------        -------       -------
                                                                 2,639       2,270          1,593           900

Earnings available for fixed charges                           $ 2,564     $ 3,578        $ 2,884       $ 2,186
                                                               =======     =======        =======       =======

Ratio of earnings before extraordinary charge and cumulative
     effect of accounting change to fixed charges (2)            ---          1.58           1.81          2.43
                                                               =======     =======        =======       =======
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     (1) Prior to November 1997, the Company was taxed as an S-Corporation. This amount reflects the pro forma provision for taxes as if the Company were taxed as a C-Corporation

     (2) For the six months ended October 27, 2000 and October 29, 1999, earnings were not adequate to cover fixed charges by approximately $157,000 and $2.4 million, respectively. For the fiscal years ended January 28, 2000, January 29, 1999, and January 30, 1998 earnings were not adequate to cover fixed charges by approximately $7.3 million, $844,000 and $75,000, respectively.